Exhibit 99.1

Pacific Coast Oil Trust

Pacific Coast Oil Trust Announces There Will Be No October Cash Distribution

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

Houston, Texas – October 27, 2023 – PACIFIC COAST OIL TRUST (OTC–ROYTL) (the “Trust”), a royalty trust formed by Pacific Coast Energy Company LP (“PCEC”), announced today that there will be no cash distribution to the holders of its units of beneficial interest of record on October 30, 2023 based on the Trust’s calculation of net profits generated during August 2023 (the “Current Month”) as provided in the conveyance of net profits interests and overriding royalty interest (the “Conveyance”). As further described below under “Update on Estimated Asset Retirement Obligations,” based on information from PCEC, any monthly payments that PCEC may make to the Trust may not be sufficient to cover the Trust’s administrative expenses and outstanding debt to PCEC, and therefore the likelihood of distributions to the unitholders in the foreseeable future is extremely remote. As further described below under “Status of the Dissolution of the Trust,” because the annual cash proceeds received by the Trust from its net profits interests (the “Net Profits Interests”) and 7.5% overriding royalty interest (the “Royalty Interest”) totaled less than $2.0 million for each of 2020 and 2021, the amended and restated trust agreement governing the Trust (the “Trust Agreement”) provides that the Trust is to be dissolved and wound-up. All financial and operational information in this press release has been provided to the Trustee by PCEC.

The Current Month’s distribution calculation for the Developed Properties resulted in an operating income of approximately $0.8 million. Revenues from the Developed Properties were approximately $3.3 million, lease operating expenses including property taxes were approximately $2.5 million, and development costs were approximately $63,000. The average realized price for the Developed Properties was $73.13 per Boe for the Current Month, as compared to $71.47 per Boe in July 2023. Oil prices in recent months have declined from the elevated levels reached in the middle of 2022 and were lower in the Current Month as compared to $94.50 for the same month in the prior year. The cumulative net profits deficit amount for the Developed Properties decreased approximately $0.6 million from current operations. Please see “Update on Estimated Asset Retirement Obligations” below for information regarding the current cumulative net profits deficit amount for the Developed Properties.

The Current Month’s calculation included approximately $77,000 generated from the 7.5% overriding royalty interest on the Remaining Properties from Orcutt Diatomite and Orcutt Field. Average realized prices for the Remaining Properties were $72.61 per Boe in the Current Month, as compared to $67.05 per Boe in July 2023. The cumulative net profits deficit for the Remaining Properties decreased approximately $126,000 from current operations. Please see “Update on Estimated Asset Retirement Obligations” below for information regarding the current cumulative net profits deficit amount for the Remaining Properties.

The monthly operating and services fee of approximately $108,000 payable to PCEC, together with Trust general and administrative expenses of approximately $90,000, exceeded the payment of approximately $77,000 received from PCEC from the 7.5% overriding royalty interest on the Remaining Properties, creating a shortfall of approximately $122,000.

Sales Volumes and Prices

The following table displays PCEC’s underlying sales volumes and average prices for the Current Month:

	Underlying Properties
	Sales Volumes		Average Price
	(Boe)	(Boe/day)	(per Boe)
Developed Properties (a)	45,404	1,465	$73.13
Remaining Properties (b)	14,519	468	$72.61

(a) Crude oil sales represented 98% of sales volumes
(b) Crude oil sales represented 100% of sales volumes

Update on Amounts Owed to PCEC by the Trust

PCEC has provided the Trust with a $1 million letter of credit to be used by the Trust if its cash on hand (including available cash reserves) is not sufficient to pay ordinary course administrative expenses as they become due. As of March 31, 2021, the letter of credit has been fully drawn down. Further, the Trust Agreement provides that if the Trust requires more than the $1 million under the letter of credit to pay administrative expenses, PCEC will, upon written request of the Trustee, loan funds to the Trust in such amount as necessary to pay such expenses. Under the trust agreement, the Trust may only use funds provided under the letter of credit or loaned by PCEC or another source to pay the Trust’s current accounts or other obligations to trade creditors in connection with obtaining goods or services or for the payment of other accrued current liabilities arising in the ordinary course of the Trust’s business. As the Trust has fully drawn down the letter of credit, PCEC has loaned funds to the Trust pursuant to a promissory note to pay shortfalls related to previous months and will be loaning funds to the Trust to pay the expected shortfall of approximately $122,000 related to the month of August.

As of the end of August 2023, the Trust owed PCEC approximately $5.3 million (which includes the amount drawn from the letter of credit, amounts borrowed under the promissory note, and in each case, accrued interest).

Loans made to the Trust and amounts drawn from the letter of credit, together with interest thereon, will be repaid from proceeds, if any, payable to the Trust pursuant to the Net Profits Interests and the Royalty Interest, and from any proceeds from a sale of the Trust’s assets in connection with the dissolution of the Trust. Consequently, no further distributions may be made until the Trust’s indebtedness created by such amounts drawn or borrowed, including interest thereon, has been paid in full. Given the outstanding amount borrowed by the Trust to date, there may not be any net proceeds from a sale of the Trust’s assets to be distributed to the Trust unitholders.

Update on Estimated Asset Retirement Obligations

As previously disclosed, in November 2019, PCEC informed the Trustee that, as permitted by the Conveyance, PCEC intended to begin deducting its estimated asset retirement obligations (“ARO”) associated with the West Pico, Orcutt Hill, Orcutt Hill Diatomite, East Coyote and Sawtelle fields, thereby reducing the amounts payable to the Trust under its Net Profits Interests. ARO is the recognition related to net present value of future plugging and abandonment costs that all oil and gas operators face. PCEC engaged an accounting firm, Moss Adams LLP (“Moss Adams”), acting as third-party consultants, to assist PCEC in determining its estimated ARO, and on February 27, 2020, PCEC informed the Trustee that based on the analysis performed by Moss Adams, PCEC’s estimated ARO, as of December 31, 2019, was $45,695,643, which is approximately $10.0 million less than the undiscounted amount that was originally estimated before Moss Adams completed its analysis, as previously disclosed in the Trust’s Current Report on Form 8-K filed on November 13, 2019.  According to PCEC and its third-party consultants, its estimated ARO, which reflected PCEC’s assessment of current market conditions as of December 31, 2019 and changes in California law, was determined to be approximately $33.2 million for the Developed Properties and approximately $12.5 million for the Remaining Properties, or approximately $26.5 million and approximately $3.1 million net to the Trust, respectively, and PCEC has reflected these amounts beginning with the calculation of the net profits generated during January 2020.

PCEC has informed the Trustee that in accordance with generally accepted accounting principles, PCEC will evaluate the ARO on a quarterly basis. As a result of that re-evaluation, the actual ARO incurred in the future may be greater or less than the estimated amounts provided by PCEC. As previously disclosed, PCEC has informed the Trustee that at year-end 2020, and following the end of each of the first, second and third quarters of 2021, in light of the accounting guidance under Accounting Standards Codification (“ASC”) 410-20-35-3, which requires the recognition of changes in the asset retirement obligation due to the passage of time and revision of the timing or amount of the originally estimated undiscounted cash flows, PCEC re-evaluated the estimated ARO, which resulted in an aggregate increase to the ARO accrual for the Developed Properties by approximately $5.1 million, net to the Trust’s interest, and an aggregate increase to the ARO accrual for the Remaining Properties by approximately $288,000, net to the Trust’s interest. PCEC previously informed the Trustee that PCEC has recognized additional asset retirement obligations for the year ended December 31, 2021, in the amount of approximately $1.2 million, of which approximately $0.4 million relates to the Developed Properties, while approximately $0.8 million relates to the Remaining Properties. Net to the Trust’s interests, this represents an upward ARO revision of approximately $0.3 million and approximately $0.2 million for the Developed Properties and the Remaining Properties, respectively.

In June 2023, PCEC engaged Cornerstone Engineering, Inc. (“Cornerstone”) to perform an ARO evaluation for the West Pico and Orcutt Hill fields. Based on Cornerstone’s report, Moss Adams has provided PCEC with an updated ARO valuation that reflects an upward adjustment in the ARO values as of December 31, 2022, of approximately $12.3 million discounted to December 31, 2022, with quarterly accretion of approximately $1.3 million for each of the first and second quarters of 2023, in each case net to the Trust’s interests. The adjustment in the ARO values as of December 31, 2022 supersedes the amounts that PCEC previously recorded for ARO accretion as first reported in the Trust’s monthly press release dated June 29, 2023. The change in the ARO valuation was recorded effective December 31, 2022. PCEC has indicated to the Trustee that PCEC expects to make a further upward revision to the ARO, based on its further review of the Moss Adams report. Any such revision will be provided in a future Trust press release.

Including the adjustments to ARO resulting from the Cornerstone and Moss Adams reports (subject to further revision as indicated above), the net profits deficit for the Developed Properties increased to approximately $15.8 million, while the net profits deficit for the Remaining Properties increased to approximately $0.4 million. The net profits deficit must be recouped from proceeds otherwise payable to the Trust from the Net Profits Interests. The Trust is not responsible for the payment of the deficit, which will continue to be repaid out of the proceeds from the Net Profits Interests following the sale thereof in connection with the dissolution of the Trust. Proceeds from such sale would be used to repay amounts drawn from the letter of credit and borrowed from PCEC and to pay the expenses of the Trust, including any estimated future remaining expenses, with any remaining net proceeds to be distributed to the Trust unitholders; sale proceeds will not be reflected in any monthly net profits interest calculation and therefore would not be applied to repayment of any net profits deficit in existence at the time of such sale.

Based on PCEC’s estimate of its ARO attributable to the Net Profits Interests, deductions relating to estimated ARO are likely to eliminate the likelihood of any distributions to Trust unitholders for the foreseeable future, as previously disclosed in the Trust’s Current Report on Form 8-K filed on November 13, 2019.

As previously disclosed, the Trust engaged Martindale Consultants, Inc. (“Martindale”), a provider of analysis and compliance review services to the oil and gas industry, to perform an independent review of the estimated ARO in the Moss Adams report that PCEC provided to the Trustee. The Trustee also has engaged an accounting expert to advise the Trustee regarding the accruals that PCEC has booked relating to its estimated ARO. As disclosed in the Trust’s Current Report on Form 8-K filed on December 29, 2020, Martindale has completed its review of the estimated ARO and on December 21, 2020, provided its analysis and recommendations to the Trustee. Based on Martindale’s recommendations provided in its report to the Trust, as disclosed in the Trust’s Current Report on Form 8-K filed on December 29, 2020, the Trustee requested that PCEC promptly make several adjustments to its calculations and methods of deducting ARO from the proceeds to which the Trust is otherwise entitled pursuant to its Net Profits Interests. PCEC has responded to the Trustee, indicating PCEC’s view that the adjustments would violate applicable contracts and accounting standards, and has therefore declined to make any adjustments to the estimated ARO calculation based on those requests and the recommendations of the Martindale report. The Trustee has concluded that it has taken all action reasonably available to it under the Trust’s governing documents in connection with PCEC’s ARO calculation and therefore has determined not to take further action at this time.

Status of the Dissolution of the Trust

As described in more detail in the Trust’s filings with the SEC, the Trust Agreement provides that the Trust will terminate if the annual cash proceeds received by the Trust from the Net Profits Interests and the Royalty Interest total less than $2.0 million for each of any two consecutive calendar years. Because of the cumulative net profits deficit—which PCEC contends is the result of the substantial reduction in commodity prices during 2020 due to the COVID-19 pandemic and PCEC’s deduction of estimated ARO beginning in the first quarter of 2020—the only cash proceeds the Trust has received from March 2020 has been attributable to the Royalty Interest, other than the period from August 2022 through February 2023, when the net profits deficit with respect to the Remaining Properties had been eliminated. As a result, the total proceeds received by the Trust in each of 2020 and 2021 were less than $2.0 million. Therefore, the Trust had been expected to terminate by its terms at the end of 2021.

Evergreen Arbitration

As previously disclosed in the Trust’s Current Report on Form 8-K filed on December 23, 2021, on December 8, 2021, Evergreen Capital Management LLC (“Evergreen”) filed an Amended Class Action and Shareholder Derivative Complaint alleging a derivative action on behalf of the Trust and against PCEC in the Superior Court of the State of California for the County of Los Angeles (the “Court”).

On December 10, 2021, Evergreen filed a motion for temporary restraining order and for preliminary injunction, seeking to (1) enjoin the Trustee from dissolving the Trust, (2) enjoin PCEC from dissolving the Trust, (3) direct PCEC to account for all monies withheld from the Trust on the basis of ARO costs since September 2019, and (4) direct PCEC to place such monies in escrow. On December 16, 2021, the Court granted Evergreen’s application for a temporary restraining order only to the extent of enjoining the dissolution of the Trust. Accordingly, the Trust did not dissolve at the end of 2021 and commence the process of selling its assets and winding up its affairs.

On January 11, 2022, PCEC and Evergreen filed an agreed stipulation to stay the prosecution of Evergreen’s derivative claims pending an arbitration of such claims. On January 13, 2022, the Court signed an Order dissolving the December 16, 2021, temporary restraining order and entering a new temporary restraining order to preserve the status quo until a tribunal of three arbitrators appointed pursuant to the Trust Agreement could rule on any request by Evergreen for injunctive relief. On April 11, 2022, PCEC notified the Court, at the arbitrators’ request, that the arbitration panel had issued an order on April 7, 2022, denying Evergreen’s request for injunctive relief. On April 13, 2022, Evergreen notified the Court that Evergreen had filed a motion for reconsideration with the arbitration panel that same day, which was denied on May 26, 2022. On August 30, 2022, the arbitration Panel issued a Partial Final Award dismissing with prejudice Evergreen’s derivative claims against PCEC, including Evergreen’s application for an injunction. On December 5, 2023, the California Superior Court confirmed that Partial Final Award.

On June 20, 2022, Evergreen filed an amended pleading in the arbitration, adding the Trustee as a party to that proceeding. In early September 2022, Evergreen informed the Trustee that it was going to seek a preliminary injunction while its claims against the Trustee were pending. At the request of the arbitration panel, the Trustee agreed to take no steps toward the sale of the Trust corpus until the Panel decided Evergreen’s application for a preliminary injunction. On September 12, 2022, the Trustee filed a motion to dismiss Evergreen’s claims against the Trustee. On September 22, 2022, Evergreen filed an opposition to the Trustee’s motion to dismiss. On September 15, 2022, Evergreen filed a motion to enjoin the Trustee from selling the Trust assets or dissolving the Trust during the pendency of the arbitration. The Trustee and PCEC filed in opposition to Evergreen’s motion on September 22, 2022. Both motions were heard by the Panel on October 24, 2022. On October 31, 2022, the Panel granted the Trustee’s motion and dismissed Evergreen’s claims against the Trustee with prejudice, which mooted Evergreen’s request for injunctive relief.

As a result, the Trustee plans to move forward with the winding up of the Trust in accordance with the provisions of the Trust Agreement, which will include selling all of the Trust’s assets and distributing the net proceeds of the sale to the Trust unitholders after payment, or reasonable provision for payment, of all Trust liabilities, including the establishment of cash reserves in such amounts as the Trustee in its discretion deems appropriate for the purpose of making reasonable provision for all claims and obligations of the Trust, including any contingent, conditional or unmatured claims and obligations, in accordance with the Delaware Statutory Trust Act.

PCEC Arbitration

On March 31, 2023, PCEC submitted a demand for arbitration against the Trustee, as trustee of the Trust, seeking, among other things, (1) an order compelling the Trustee to commence the process of dissolving the Trust pursuant to the provisions of the Trust Agreement, (2) a declaration that the Conveyance permits the legal fees and costs that PCEC, as operator, incurred in defending the Evergreen litigation and arbitration proceedings described above to be deducted from the proceeds from the Net Profits Interests, and (3) a declaration that the Trust must repay, with interest, the legal fees and costs that PCEC paid on behalf of the Trust to defend claims against the Trustee in the Evergreen proceedings or, alternatively, that PCEC may deduct such legal fees and costs from the proceeds from the Net Profits Interests.

The hearing before the arbitration panel was concluded on August 2, 2023, and on September 28, 2023, as previously disclosed, the arbitration panel issued its Partial Final Award, in which the panel found as follows:

•	The Trustee is not required to immediately commence the marketing and sale of the Trust’s assets;

•	PCEC is entitled to deduct from the net profits its own legal fees and the Trustee’s legal fees paid by PCEC in connection with the Evergreen proceedings; and

•	PCEC is not entitled to reimbursement of such legal fees from the proceeds of the sale of the Trust’s assets.

In light of the arbitration panel’s finding that the Trustee is not required to immediately commence the marketing of the Trust’s assets, the Trustee plans to continue to work with PCEC and the Trust’s independent auditor to complete the Trust’s financial statements and its filings with the Securities and Exchange Commission and will make them available to unitholders as soon as possible, at which point the Trustee expects to commence the marketing and sale process. In the meantime, the Trustee will continue to communicate material information to unitholders via press releases and Forms 8-K.

Meanwhile, because the Partial Final Award confirmed PCEC’s right to deduct from the net profits its own legal fees and the Trustee’s legal fees paid by PCEC in connection with the Evergreen proceedings, PCEC expects to reflect in the net profits calculation with respect to the month of September 2023 a deduction of approximately $6.3 million reflecting all such legal fees paid through the end of August 2023, which is expected to result in an increase in the net profits deficit to be reported in the Trust’s November press release. PCEC has indicated to the Trustee that PCEC continues to incur fees and expenses related to Evergreen’s appeal of its loss in the litigation and arbitration and will continue to deduct those amounts under the monthly net profits interest calculation as provided in the Conveyance, which could result in further increases to the net profits deficit. Meanwhile, the Trust expects to borrow funds from PCEC sufficient to pay the legal fees of the Trustee incurred in connection with the PCEC arbitration.

Replacement of the Trustee

As previously disclosed, at a special meeting of the unitholders of the Trust held on July 12, 2023 (the “Special Meeting”), a majority of the unitholders voted to remove The Bank of New York Mellon Trust Company, N.A. as trustee of the Trust. A successor trustee was not nominated for approval at the Special Meeting. Under Section 6.05 of the Trust Agreement, if a new trustee has not been approved within 60 days after a vote of unitholders removing a trustee, a successor trustee may be appointed by any State or Federal District Court having jurisdiction in New Castle County, Delaware, upon the application of PCEC, any Trust unitholder, or the Trustee.

On September 11, 2023, PCEC filed a petition with the Court of Chancery of the State of Delaware (the “Court”) seeking to appoint Province, LLC as successor trustee.

On September 12, 2023, unitholders Evergreen Capital Management LLC, Shipyard Capital LP, Shipyard Capital Management LLC, Cedar Creek Partners LP, Eriksen Capital Management LLC and Walter Keenan (collectively, the “Unitholder Petitioners”) jointly filed a petition with the Court seeking to appoint Barclay Leib as temporary trustee and as successor trustee as of January 1, 2024. As Section 6.05 of the Trust Agreement requires that any successor trustee must be a bank or trust company having combined capital, surplus and undivided profits of at least $100,000,000, the Unitholder Petitioners requested that the Court modify the Trust Agreement to remove that requirement. Subsequently, the Unitholder Petitioners elected not to proceed and filed a stipulated dismissal of their petition on October 17, 2023, which was signed by the Court that day.

The Trustee is unable to predict whether the PCEC petition will prevail or whether the nominated successor trustee will be appointed, or when any appointment of a successor trustee will be approved. Until such time as a successor trustee is appointed, the Trustee will remain as trustee of the Trust and will continue to have the rights and obligations as trustee pursuant to the Trust Agreement.

The Trust expects to borrow funds from PCEC sufficient to pay the legal fees of the Trustee incurred in connection with the proceedings initiated by the Unitholder Petitioners.

Production Update

PCEC has informed the Trustee that PCEC continues to strategically deploy capital to maintain production within export constraints resulting from the previously disclosed termination of the Phillips 66 pipeline Connection Agreement described in greater detail below. These constraints have led to a curtailment of production at Orcutt, resulting in a decrease of 6,094 Bbls or (11%) for Orcutt in August 2023, as compared to December 2022, the last full month of production prior to the termination of the Connection Agreement.

Cancellation of Connection Agreement with Phillips 66

As previously disclosed, PCEC has informed the Trustee that on September 22, 2022, PCEC received notice from Phillips 66 of the cancellation of the Connection Agreement between PCEC and Phillips 66 with respect to the three leases located south of Orcutt in Santa Barbara, California, effective upon completion of PCEC’s deliveries in December 2022. As a result of the cancellation, and the subsequent shutdown of the Santa Maria Refinery on January 4, 2023, PCEC no longer has a pipeline interconnection between the Orcutt properties and the Santa Maria Refinery. This pipeline was the sole means by which PCEC transported its crude oil from the Orcutt properties, which relates to approximately 86% and 91% of the production attributable to the Trust’s interests in 2021 and 2022, respectively.

The shutdown of the refinery and the pipeline will adversely affect PCEC’s financial performance, and the revenues that may be payable to the Trust. PCEC previously informed the Trustee that it was able to secure a short-term contract to transport oil from the Orcutt properties commencing on January 4, 2023, albeit at reduced volumes and with a higher differential compared to the terms previously achievable through the Phillips 66 Connection Agreement. PCEC has confirmed to the Trustee that the short-term contract has been extended, with slightly improved terms, to the end of 2023. PCEC continues to explore alternative options for long-term transportation of oil from the Orcutt properties by other means.

Overview of Trust Structure

Pacific Coast Oil Trust is a Delaware statutory trust formed by PCEC to own interests in certain oil and gas properties in the Santa Maria Basin and the Los Angeles Basin in California (the “Underlying Properties”). The Underlying Properties and the Trust’s net profits and royalty interests are described in the Trust’s filings with the SEC. As described in the Trust’s filings with the SEC, the amount of any periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, development expenses, and the amount and timing of the Trust’s administrative expenses, among other factors. For additional information on the Trust, please visit https://royt.q4web.com/home/default.aspx.

Cautionary Statement Regarding Forward-Looking Information

This press release contains statements that are "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are "forward-looking statements" for purposes of these provisions. These forward-looking statements include estimates of future asset retirement obligations, expectations regarding the impact of deductions for such obligations on future distributions to unitholders, estimates of future total distributions to unitholders, expectations regarding any future dissolution of the Trust, the outcome of the proceedings relating to the appointment of a successor trustee, statements regarding the impact of returning shut-in wells to production, expectations regarding the cancellation of the Connection Agreement between Phillips 66 and PCEC and the shutdown of the Santa Maria refinery, and the impact of such cancellation and shutdown on PCEC’s financial condition and future payments to the Trust, expectations regarding PCEC’s ability to loan funds to the Trust, expectations regarding future borrowing by the Trust, statements regarding the expected winding down of the Trust, expectations regarding the outcome of the arbitration proceedings between PCEC and the Trustee and the amount and date of any anticipated distribution to unitholders. In any case, PCEC’s deductions of its estimated asset retirement obligations will have a material adverse effect on distributions to the unitholders and on the trading price of the Trust units and may result in the termination of the Trust. Any anticipated distribution is based, in part, on the amount of cash received or expected to be received by the Trust from PCEC with respect to the relevant period. Any differences in actual cash receipts by the Trust could affect this distributable amount. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will be significantly and negatively affected by low commodity prices, which declined significantly during 2020, could decline again and could remain low for an extended period of time as a result of a variety of factors that are beyond the control of the Trust and PCEC. Other important factors that could cause actual results to differ materially include expenses related to the operation of the Underlying Properties, including lease operating expenses, expenses of the Trust, and reserves for anticipated future expenses. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither PCEC nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by Pacific Coast Oil Trust is subject to the risks described in the Trust's Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 8, 2019, and if applicable, the Trust’s subsequent Quarterly Reports on Form 10-Q. The Trust's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available over the Internet at the SEC's website at http://www.sec.gov.

Contact:

Pacific Coast Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1 (512) 236-6555

601 Travis Street, 16th Floor, Houston, TX 77002